Exhibit 10.2
AMENDMENT NO. 5 TO THE STOCK OPTION PLAN FOR
NONEMPLOYEE DIRECTORS
Effective July 26, 2007, the following amendment to the Stock Option Plan for Nonemployee Directors was adopted:
Section 12(b) of the Stock Option Plan for Nonemployee Directors shall be amended in its entirety to read as follows:
     (b) Definition of “Change in Control.” For purposes of Section 12(a), a “Change in Control” means the happening of any of the following:
     (i) A majority of directors of the Company elected by the holders of the Company’s Common Stock shall be persons other than persons:
     (A) for whose election proxies shall have been solicited by the Board, or
     (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships.
     (ii) 30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph (iii)(A)(II) hereof in all respects), or
     (iii) The consummation of:
     (A) a merger or consolidation of the Company with or into another entity other than
     (I) a merger or consolidation with a subsidiary of the Company, or
     (II) a merger in which the persons who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, a majority of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving entity or its parent entity, or
     (B) an exchange, pursuant to a statutory exchange of shares of outstanding voting stock of the Company held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the outstanding voting stock of the Company immediately after the statutory share exchange if (i) the persons who were the beneficial owners, respectively, of the outstanding voting stock of the Company and the outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange a majority of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interest) of such parent entity, and (ii) all holders of any class or series of outstanding voting stock of the Company immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their outstanding voting stock of the Company as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or
     (C) the sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or
     (iv) The approval by the shareholders of the Company of the liquidation or dissolution of the Company.